UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 11, 2009
Broadcom Corporation
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5300 California Avenue, Irvine,
California	92617

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 926-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Bonus Awards for 2008 Plan Year Under Broadcom Corporation Performance Bonus Plan
On March 11, 2009 the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Broadcom Corporation (the “Company” or “Broadcom”) awarded cash bonuses under the Broadcom Corporation Performance Bonus Plan (the “Performance Bonus Plan”). The total amount to be paid under the Performance Bonus Plan for 2008 will be approximately $36.5 million. For each of the executive officers listed in the table below (the “Applicable Executive Officers”), who received a bonus payment from the overall bonus pool, approximately 50% of the bonus amount was based on Company financial performance, and the remaining portion was based on the Compensation Committee’s assessment of his individual performance and the performance of the division, business unit or other area of his responsibility.
The following chart sets forth the actual bonus awarded to each Applicable Executive Officer:

Applicable Executive Officer	Total Amount of Bonus
Scott A. McGregor President and Chief Executive Officer	$615,000
Eric K. Brandt Senior Vice President and Chief Financial Officer	$300,000
Arthur Chong[1] Senior Vice President, General Counsel and Secretary	$50,000
Thomas F. Lagatta Senior Vice President, Worldwide Sales	$250,000
Robert L. Tirva Vice President, Corporate Controller and Principal Accounting Officer	$108,000
2009 Performance Bonus Program
On March 11, 2009 the Compensation Committee established the financial performance objectives to serve as the general guidelines for calculating the size of the bonus pool under the Performance Bonus Plan for 2009 and also set the target bonus pool for such year at $40 million and the maximum bonus pool at $80 million. The actual size of the bonus pool will depend upon the extent to which the Company achieves the established performance criteria and will also include a discretionary amount determined by the Compensation Committee.
The financial performance objectives for 2009 are tied to the Company’s revenue growth relative to an identified segment of the semiconductor industry and the Company’s cash flow from operations. Each such performance metric is weighted 40% and will result in a $16 million allocation to the bonus pool if such metric is attained at target level and will result in a $32 million allocation to the bonus pool if such metric is attained at maximum level. To the extent a performance metric is attained at a level between target and maximum, the bonus pool allocation for that metric will be interpolated. Each performance metric may be subject to adjustments as determined by the Compensation Committee. The discretionary component of the 2009 bonus pool is weighted 20% of the entire bonus pool, or $8.0 million of the total target pool or $16 million of the maximum total bonus pool.

[1]	The bonus for Mr. Chong was pro-rated for the number of days that he served as an executive officer in 2008.

The Performance Bonus Plan for 2009 also provides for threshold funding (which may range from $0 to $2 million for the revenue growth metric and from $0 to $2.7 million for the cash flow metric) to the extent each such performance metric is attained at a level between the lowest level and the target level for that metric. In the event of such threshold funding, there could also be an additional discretionary component of up to 20% of the entire bonus pool.
For 2009, the Compensation Committee set the target bonus opportunity for the Applicable Executive Officers, expressed as a percentage of salary, as follows:

Target Bonus Opportunity
Applicable Executive Officer	(as a percentage of salary)
Scott A. McGregor	100%
Eric K. Brandt	75%
Arthur Chong	75%
Thomas F. Lagatta	75%
Robert L. Tirva	50%
The targeted payout percentages, together with the methodology for establishing the dollar amount of the total bonus pool, serve only as general guidelines, and the Compensation Committee retains complete discretion to pay bonuses over or under the targeted amounts.
Amendment and Restatement of the Performance Bonus Plan
On March 11, 2009 the Compensation Committee also approved an amendment of the Performance Bonus Plan that implemented the performance objectives and bonus pool parameters discussed above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation
March 16, 2009	By:	/s/ Eric K. Brandt
		Name:	Eric K. Brandt
		Title:	Senior Vice President and Chief Financial Officer